Marlon Nurse, VP - Investor Relations Jeffrey Myhre, VP - Editorial
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OncoVista
(210) 677-6000

FOR IMMEDIATE RELEASE

ONCOVISTA LICENSES PHASE II CLINICAL-STAGE DRUG FROM OSI PHARMACEUTICALS

Development in Conjunction with OncoVista’s AdnaGen Technology is Planned

Potential Market for Single Indication May Reach $500 Million, $1 Billion for Multiple Indications

SAN ANTONIO, TX, December 3, 2007 -- OncoVista, Inc., (OTC BB: AVUG) a biopharmaceutical company dedicated to developing innovative, safe and efficacious treatments for cancer, today announced that it has signed an exclusive, worldwide agreement to license a Phase II clinical candidate, OSI-7904L, from OSI Pharmaceuticals, Inc. of Melville, NY. Details of the license agreement were not disclosed.

OSI-7904L is a liposomal formulation of a potent inhibitor of the enzyme thymidylate synthase [TS] with unique properties. The liposomal nature of the drug allows a more convenient dosing regimen and has a manageable toxicity profile. OSI-7904L has been previously studied in multiple clinical trials, including three Phase II trials in gastric/gastroesophageal junction cancer, biliary tract cancer and head & neck cancer.

Alexander L. Weis, CEO of OncoVista, said, “OncoVista intends to continue the clinical development of OSI-7904L, with an initial Phase II trial in either metastatic breast cancer or gastric cancer patients. We believe that the drug can be successfully developed in conjunction with our AdnaGen technology for detecting and monitoring clinically significant biomarkers, which may be used for screening potential clinical trial participants and which may also provide a means of monitoring response to therapy. OncoVista intends to develop this compound to help patients achieve a better outcome with less toxicity.”

OSI-7904L is patent protected until 2021. OncoVista’s current estimates are that the potential market for the drug is on the order of $500 million for a single indication and up to $1 billion for several indications.”

“We’re pleased that the therapeutic potential of OSI-7904L will continue to be explored”, stated David Ghesquiere, Vice President, Corporate and Business Development, OSI Pharmaceuticals. “We believe that OncoVista has the vision, enthusiasm and expertise to advance the development of this promising compound towards regulatory approval and commercialization.”

Approximately 150 patients have received OSI-7904L in Phase I and Phase II studies. OSI-7904L is one of the most potent TS inhibitors in its class. It has a unique biodistribution profile resulting in enhanced accumulation and tumor residence time as well as favorable pharmacokinetic properties.

About OncoVista, Inc.
OncoVista is a publicly traded development-stage biopharmaceutical company dedicated to providing innovative, safe and efficacious treatments for cancer. For more information, please visit http://www.OncoVista.com.

Safe Harbor Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The above information does not guarantee any successful closing of new business. No assurances can be given that any projections contained herein will be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause the companies’ actual results in future periods to differ materially from forecasted results. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks.

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